Agree Realty Appoints Joey Agree As Chief Executive Officer

FARMINGTON HILLS, Mich., Jan. 8, 2013 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced the appointment of Joey Agree as Chief Executive Officer. In addition, Joey Agree will continue to serve as the Company's President and as a member of the Company's Board of Directors.

"We are extremely pleased to name Joey Agree as our Chief Executive Officer of the Company," said Richard Agree, Chairman of the Board. "Joey's leadership has proven essential as the Company continues to grow and execute on its strategy. Under his leadership as President and Chief Operating Officer, the Company launched its successful acquisition platform and expanded its development capabilities while maintaining a conservative balance sheet that is well-positioned for the future. Both the Board of Directors as well as the management team look forward to a seamless transition and welcome Joey as our new Chief Executive Officer."

"It is an honor to lead Agree Realty into the next phase of the Company's operating strategy," said Joey Agree. "While we have made significant achievements and are poised for the future, we have ambitious goals of growing and diversifying our single tenant net lease portfolio. I would like to thank the Board of Directors, management and all of our stakeholders for their strong and continued support."

Joey Agree succeeded Richard Agree as Chief Executive Officer, a position Richard Agree had served since before the Company's initial public offering in April 1994. Richard Agree will continue to serve as Executive Chairman of the Board.

"On behalf of the Board of Directors, we want to thank Richard Agree for his leadership and his many years of service as Chief Executive Officer. His experience and knowledge have contributed greatly to the growth of the Company. His foresight in recognizing the need for an orderly succession plan was essential to the success of this transition," said Michael Rotchford, Chairman of the Nominating and Governance Committee. "We are very pleased that he will continue to serve as Executive Chairman of the Board."

About Joey Agree

Joey Agree previously served as the Company's President and Chief Operating Officer and as a member of the Company's Board of Directors since June 2009. From January 2006 until June 2009, Joey Agree served as the Company's Executive Vice President, and from March 2005 until January 2006, Joey Agree supervised the Company's development and acquisition activities. Before joining the Company in March 2005, Joey Agree was employed by one of the largest private developers in the Midwest, as director of land acquisitions. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. Mr. Agree was named one of DBusiness magazine's "30 in Their Thirties," one to watch in Real Estate Forum magazine's "40 under 40,″ and one of Crain's Detroit Business "Forty under 40.″ Joey Agree is the son of Richard Agree.

About Richard Agree

Richard Agree previously served as the Company's Chief Executive Officer and Chairman of the Board of Directors since December 1993. Before joining the Company, he worked as managing partner of the general partnerships that held the Company's properties prior to its formation and initial public offering and served as President of the Company's predecessor since 1971. Mr. Richard Agree has managed and overseen the development of more than 5,000,000 square feet of anchored shopping center space during the past 40 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers. Richard Agree is the father of Joey Agree.

About Agree Realty Corporation

Agree Realty is primarily engaged in the acquisition and development of single tenant properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 109 properties, located in 27 states and containing approximately 3.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page at www.agreerealty.com.

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

CONTACT: Alan Maximiuk, Chief Financial Officer, +1-248-737-4190